Exhibit 99.1



                KIRIL SOKOLOFF JOINS THE BOARD OF DIRECTORS FOR
                             WYNN RESORTS, LIMITED


LAS VEGAS - (BUSINESS WIRE) - May 4, 2004 - Wynn Resorts, Limited (Nasdaq:WYNN) announced today that it has expanded its Board of Directors and appointed Kiril Sokoloff to serve as the eleventh member of the Company's Board. In addition to serving as the seventh independent member of the Board, Mr. Sokoloff was appointed as the fourth independent member of the Board's four-person Audit Committee.

Mr. Sokoloff is the President of 13D Research Inc., an independent financial research firm he founded in 1983. 13D Research is focused on detecting changes that will impact businesses and investments anywhere in the world. He also is the founder and Chairman of Bluespan, a company engaged in the research and production of wireless applications for consumer use and the founder and Co-Chairman of HC Search Company, a company involved in providing healthcare information to customers over the Internet.

Mr. Sokoloff has authored several books including, among others: Street Smart Investing (1984), Is Inflation Ending? Are you Ready? (1983) and Thinking Investor's Guide to the Stock Market (1978). Mr. Sokoloff was also one of the first foreign professional investors to invest in Hong Kong. He opened an office in Hong Kong in 1992 and introduced many of the largest money management firms in the U.S. to the historic investment opportunity in Hong Kong/China.

"All the members of the Board are delighted that Mr. Sokoloff, a man of wide perspective and rich understanding of world events, has joined our company. His presence on the Board will greatly enhance the Board's effective representation of all shareholders," added Stephen A. Wynn.

This press release contains "forward-looking statements" within the meaning of the federal securities laws. The forward-looking statements in this press release involve risks and uncertainties, which could cause actual results to differ from those expressed in or implied by the statements herein. Additional information concerning potential factors that could affect the company's future results is included under the caption "Risk Factors" in Item 1 of Wynn Resorts' annual report on Form 10-K for the year ended December 31, 2003.


CONTACT:
Wynn Resorts, Limited
Samanta Stewart, 702-770-7555
investorrelations@wynnresorts.com

SOURCE: Wynn Resorts, Limited